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                                                                    Exhibit 99.1


AVENTIS PHARMA TO CREATE NEW GENCELL ENTITY; AVENTIS PHARMA AND INTROGEN TO RESTRUCTURE THEIR COLLABORATION IN GENE THERAPY

FRANKFURT, GERMANY AND AUSTIN, TX, APRIL 2, 2001 - Aventis Pharma, the pharmaceutical company of Aventis (NYSE: AVE) announced today that it intends to restructure its Gencell gene therapy division into a separate operating company. Simultaneously, Aventis Pharma and Introgen Therapeutics, Inc. (NASDAQ: INGN) announced that they have signed a letter of intent to restructure their existing collaboration arrangement. A web cast conference call to discuss this announcement is scheduled for 5:00pm EDT today, see details below.

The restructuring of Aventis Pharma's gene therapy division is part of Aventis Pharma's ongoing strategy to focus on its core areas of prescription pharmaceuticals, vaccines and therapeutic proteins. It will result in Aventis holding two gene therapy investments - Introgen and Gencell.

Aventis Pharma will continue to fully benefit from its investment in gene therapy through at least one major collaboration with Gencell and through a minority interest in the new company. Aventis will give Gencell greater autonomy in its field of expertise to become a leading and fully integrated gene therapy company. As a result, Gencell will have more flexibility in establishing its partnerships and conducting its research projects.

The new Gencell would own a broad portfolio of intellectual property, scientific collaborations and licenses. Gencell would be dedicated to discovering and developing gene therapy products for the treatment of various diseases and would capitalize on its extensive technology platform and project portfolio in the field of angiogenesis, which involves the generation and growth of new blood vessels for treating vascular diseases, and antiangiogenesis for cancer.

Under the proposed restructuring between Aventis Pharma and Introgen, which is subject to definitive documentation, certain due diligence and board approvals, Aventis Pharma will increase its equity stake in Introgen by investing $20 million in non-voting preferred shares of Introgen that will be convertible into Introgen common shares at a premium to the market price. In addition, Introgen is to receive a five-percent equity stake in Gencell when the company is formed. Introgen will assume responsibility for the worldwide development of all p53 programs under the existing collaboration between the two companies and will obtain exclusive worldwide commercial rights to p53 based gene therapy products, including INGN 201. Furthermore, the two companies will exchange certain intellectual property, including intellectual property relating to adenoviral technology and the transfer to Aventis of certain intellectual property by Introgen's wholly owned European subsidiary, Gendux. INGN 201 is in pivotal Phase III clinical trials for the treatment of head and neck cancer. Introgen intends to use the proceeds of Aventis Pharma's investment to fund the commercialization of INGN 201 and to begin building its internal sales and marketing division to support the product's anticipated market introduction.

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"We believe this is a great opportunity for Introgen and will enable us to retain a significantly greater share of the downstream revenue for INGN 201," said David G. Nance, president and CEO of Introgen. "We are looking forward to the successful completion of the clinical development of INGN 201 and initiating efforts to support the market introduction of INGN 201. The oncology market is characterized by a concentration of specialists in a relatively few major cancer centers and can be effectively addressed by a targeted sales force, which can also be leveraged to support the introduction of our additional products as they progress toward the commercialization stage."

The collaboration between Aventis Pharma and Introgen began in 1994 and focused on the development of gene therapy with the p53 gene. INGN 201 uses a proprietary adenoviral technology to target the p53 gene to kill cancer cells and suppress tumor growth through multiple molecular mechanisms. In addition to head and neck cancer, INGN 201 is being developed for numerous cancer indications including lung, prostate, bladder and breast cancer.

Commenting on the restructuring of Gencell, Francois Meyer, Ph.D., Aventis Pharma senior vice president of Drug Innovation and Approval France and worldwide head of Gencell, declared, "Both Aventis Pharma and Gencell will maximize their investment in gene therapy through this arrangement. Aventis Pharma will participate in the future growth of the gene therapy business and Gencell will better leverage its technological platform. Gencell, operating as an independent company, will be in an excellent position to negotiate and collaborate with biotechnology and pharmaceutical partners."

The new Gencell would continue to operate from France (Paris area) and the U.S. (Hayward, California) and to favor the network approach to discover and develop gene therapy products by devoting a substantial part of its resources to external collaborations. Key collaborations include Stanford University, St Elizabeth Medical Center, Boston, MD Anderson Cancer Center, Houston, AMRAD and the University of Melbourne in Australia, INSERM and CNRS in France. The precise legal structure for the new Gencell and its financial structure have not yet been determined.

Aventis (NYSE: AVE), a world leader in pharmaceuticals and agriculture, is dedicated to improving life through the discovery and development of innovative products. In 2000, Aventis generated group sales of Euro 22.3 billion and employed 92,500 people in its Pharma and Agriculture businesses. Aventis announced in November 2000 that it intends to focus on pharmaceuticals and plans to divest its activities in agriculture. Aventis was launched in December 1999 through the merger of Hoechst AG of Germany and Rhone-Poulenc SA of France. Corporate headquarters are in Strasbourg, France.

Aventis Pharma AG is the pharmaceutical company of Aventis. Aventis Pharma is dedicated to treating and preventing human disease through the discovery, development, manufacture and sale of innovative pharmaceutical products aimed at satisfying unmet medical needs. Aventis Pharma focuses on important therapeutic areas such as cardiovascular, oncology, infectious diseases, arthritis, allergies and respiratory disorders, diabetes and the central nervous system disorders. Aventis Pharma has its corporate headquarters in Frankfurt, Germany. Aventis Pharma encompasses Aventis Pasteur; a world leader in

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vaccines based in Lyon, France, and Aventis Behring, a world leader in therapeutic proteins headquartered in King of Prussia, Pennsylvania, USA.

Introgen is a leader in the development and production of gene-based drugs for the treatment of cancer and other diseases. Introgen's product candidates engage precise molecular targets to produce a highly specific therapeutic effect. By selectively killing cancer cells and harnessing natural protection mechanisms, Introgen's product candidates may be less toxic than conventional treatments. Introgen specializes in combining appropriate gene delivery systems and therapeutic genes to make its gene-based drugs. Introgen's lead product candidate, INGN 201, is currently in Phase III clinical trials for the treatment of head and neck cancer. INGN 201 has been used in numerous clinical trials worldwide either alone or in combination with conventional treatments such as chemotherapy and radiotherapy. Introgen is also conducting a Phase II clinical trial for INGN 201 in lung cancer and Phase I trials for INGN 201 in additional cancer indications including prostate, ovarian, bladder, brain and breast cancer. New applications using the human immune system with INGN 201 are being explored. Introgen's second product candidate, INGN 241 (Adenoviral-mda7) for the treatment of solid tumors, is in Phase I clinical development.

Certain statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to the future formation of Gencell, Introgen's commercial introduction of INGN 201, Introgen's future revenue related to INGN 201, the successful completion of the clinical development of INGN 201 and the safety and efficacy of Aventis or Introgen's gene therapy product candidates. There can be no assurance that Introgen or Gencell will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. Various risks and uncertainties that affect the results of operations and prospects of Introgen are detailed from time to time in Introgen's filings with the Securities and Exchange Commission, including Introgen's prospectus dated October 12, 2000, filed with the Securities and Exchange Commission and the 10-Q filed with the Securities and Exchange Commission on February 14, 2001. Various risks and uncertainties that affect the results of operations and prospects of Aventis are detailed from time to time in Aventis' filings with the Securities and Exchange Commission, including the current Annual Report on Form 20-F. Neither Introgen nor Aventis undertakes any obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor's Note: For more information about this announcement and to access the web cast, please visit Introgen's live media kit at www.noonanrusso.com. For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit the Introgen's Website at: www.introgen.com or by calling Introgen's toll-free Investor Relations hotline in the U.S. at 1-877-776-GENE
(4363).

For more information on Aventis, please visit Aventis' Website at www.aventis.com.